P$FINANCIAL, INC.
4800 SOUTH PULASKI ROAD CHICAGO, ILLINOIS 60632(773) 376-3800

PRESS RELEASE	FOR IMMEDIATE RELEASE
	Contact:	K. P. Rooney
PRESIDENT and CEO
	Telephone:	773-376-3800

PS FINANCIAL, INC. ANNOUNCES HIRING OF INVESTMENT BANKING FIRM AND SHARE REPURCHASE PROGRAM

CHICAGO, IL, February 9, 2001 - PS Financial, Inc. (NASDAQ: PSFI), the holding company for Preferred Savings Bank, announced that it has retained Keefe, Bruyette & Woods, Inc. to render investment banking advice to the Board of Directors of the Company with respect to enhancement of shareholder value, including the possible sale or merger of the Company. The scope of the engagement includes assistance in reviewing strategic alternatives for the Company, providing updates on the equity markets for financial institution stocks and providing advice regarding a possible strategic affiliation with other entities. The Company has been active in exploring strategic affiliations and will continue to do so as part of its efforts to enhance shareholder value. No assurances can be given that this engagement will result in the sale of PS Financial, Inc.

The Company also announced its intention to repurchase up to 10% of its outstanding common stock, or 130,323 shares. These shares will be purchased on the open-market at prevailing market prices from time to time over a twelve-month period depending upon market conditions.

Kimberly P. Rooney, President and Chief Executive Officer of the Company, incidated the board is committed to enhancing shareholder value through all available alternatives. Ms. Rooney stated, "Since our conversion to a stock company in 1996 we have utilized many tools in order to enhance shareholder value including a strong quarterly cash dividend policy and share repurchase programs. In April 2000, we completed a modified dutch-tender offering, in order to deploy excess capital and increase earnings per share and return on equity. We are commited to exploring all avenues in enhancing shareholder value, including a strategic affiliation at levels that provide an acceptable return to our shareholders. We believe today's share repurchase announcement represents an attractive investment opportunity which will benefit the Company and our shareholders."

The Corporation had $114.2 million in assets and $16.0 million in stockholders' equity as of December 31, 2000. Book value per share at December 31, 2000 was $12.30. Preferred Savings Bank operates one office located in Chicago, Illinois.